Exhibit 10.17

AMBIT BIOSCIENCES CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of Ambit Biosciences Corporation (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries and who is designated by the Compensation Committee of the Board as eligible to receive compensation for his or her services as a member of the Board (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service following the closing of the initial public offering of the Company’s common stock (the “IPO”).

This policy will be effective upon the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the common stock of the Company (the “Common Stock”), pursuant to which the Common Stock is priced in the IPO. This policy may be amended at any time in the sole discretion of the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer and fee set forth below will be pro-rated based on the number of days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash retainers and fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $40,000

b.	Chairman of the Board: $30,000

2.	Annual Committee Chair Service Fee:

a.	Chairman of the Audit Committee: $10,000

b.	Chairman of the Compensation Committee: $10,000

1.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2013 Equity Incentive Plan (the “Plan”), subject stockholder approval of the Plan. All stock options granted pursuant to this policy and under the Plan will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and will have a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan) and will vest in full upon a Change in Control (as defined in the Plan).

1. Initial Grant: On (a) the date of the closing of the IPO and (b) following the closing of the IPO, on the date of each Eligible Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), each Eligible Director automatically will be granted, without further action by the Board or Compensation Committee of the Board, a stock option for 7,085 shares of Common Stock. One-third of the shares will vest on each of the first, second and third year anniversaries of the date of grant, such that the stock option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date. An Eligible Director who, in the one year prior to his or her initial election to serve on the Board as a non-employee director, served as an employee of the Company or one of its subsidiaries will not be eligible for an initial grant.

2. Annual Grant: On the date of each annual Company stockholder meeting held after the effective date of the IPO, each Eligible Director automatically will be granted, without further action by the Board or Compensation Committee of the Board, a stock option for 3,750 shares of Common Stock. The shares will vest in full on the one year anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date.

2.